CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cellcyte Genetics Corporation of our report dated April 14, 2011, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Cellcyte Genetics Corporation for the year ended December 31, 2010.

/s/BehlerMick PS

BehlerMick PS

Spokane, Washington

August 30, 2011